Exhibit 99.1

NEWS RELEASE

CONTACT:
Karen L. Howard
Vice President and Chief Financial Officer
Phone: 716.689.5550
karen.howard@cmworks.com
FOR IMMEDIATE RELEASE

COLUMBUS MCKINNON CORPORATION ANNOUNCES RECEIPT OF
TENDERS AND CONSENTS OF SENIOR SUBORDINATED NOTES

Amherst, New York, January 25, 2011--Columbus McKinnon Corporation (NASDAQ: CMCO) announced today that it has received tenders and consents for $100,783,000 of its 8 7/8% Senior Subordinated Notes Due 2013 (the “Notes”) as of January 24, 2011 (the “Consent Date”), representing approximately 80.72% of the Notes outstanding.  The percentage of consents received exceeds the required consents needed to amend the indenture governing the Notes.

The Notes were tendered by the holders thereof pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) dated January 10, 2011.  The Offer to Purchase fully describes the terms and conditions of the cash tender offer (the “Tender Offer”) by the Company to purchase any and all of the $124,855,000 outstanding principal amount of the Notes.  It also describes the terms and conditions of the solicitation for the consent of the Note holders to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the notes (the “Consent Solicitation”).  Holders who validly tendered Notes and delivered consents and did not validly withdraw such Notes or revoke such consents, at or prior to 5:00 p.m. New York City time on the Consent Date will receive the total consideration of $1,026.00 per $1,000 principal amount of Notes tendered (which payment includes a consent payment of $30.00 per $1,000 principal amount of Notes tendered), plus accrued and unpaid interest, if any, from the last interest payment date to, but not including the applicable settlement date.  The Tender Offer and Consent Solicitation will expire at 12:00 midnight New York City time on February 7, 2011, unless extended by the Company.

Additionally, Columbus McKinnon announced today the closing of their issuance of $150 million aggregate principal amount of their 7.875% Senior Subordinated Notes Due 2019 (the “Notes Offering”). The closing of the Notes Offering was a condition to Columbus McKinnon’s obligation to purchase Notes tendered in the Tender Offer and Consent Solicitation, and the proceeds of the Notes Offering were used in part to pay the purchase price for Notes tendered.

As a result of the receipt of the requisite consents of the Note holders by the Consent date, Columbus McKinnon and U.S. Bank National Association, formerly State Street Bank and Trust Company, N.A., the trustee under the indenture pursuant to which the Notes were issued (the “Indenture”), will execute a supplemental indenture to the Indenture.  The supplemental indenture addresses the proposed amendments to the Notes and the Indenture, as described in the Offer to Purchase.

Credit Suisse Securities (USA) LLC is acting as dealer manager and solicitation agent for the Tender Offer and Consent Solicitation.  The Information Agent and Depository is D.F. King & Co., Inc..  Questions regarding the Tender Offer and Consent Solicitation or requests for additional copies of the Offers to Purchase and related documents may be directed to Credit Suisse Securities (USA) LLC by telephone at (800) 820-1653 (toll free) or (212) 538-2147 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The Tender Offers and Consent Solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated January 10, 2011.

About Columbus McKinnon
Columbus McKinnon Corporation is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.